<Date stamp for the Secretary of State for the State of Nevada dated
 March 5, 1999 appears here>

     We the undersigned as President and Secretary of Progressive
Environmental Recovery Corporation do hereby certify:

     That the Board of Directors of said Corporation at a Progressive Environmental Corporation meeting duly convened on the 18th day of January, 1999 adopted a Resolution to amend the original Articles as follows:

     A. Delete Article I in its entirety and substitute in its place the following:

     Article One.  The name of the Corporation is Worldwide Wireless Networks,
Inc.

     The above Amendment to the Articles of Incorporation was adopted by the holders of a majority, 580,000 common shares of the 999,997 outstanding common shares of the Corporation on January 18th, 1999.

     Said amendment has been consented to and approved by the owners of majority of the duly issued and outstanding shares of common stock which represent a majority of the sole class of common stock outstanding and entitled to vote thereon. The change is effective immediately upon the filing of this Certificate.


/s/ Anita Patterson
    ---------------
    ANITA PATTERSON


/s/ John W. Peters
    --------------
    JOHN W. PETERS


STATE OF UTAH           )
                        : ss.
COUNTY OF SALT LAKE     )


     On this 29th day of January, 1999, personally appeared before me Anita Patterson and John W. Peters, personally known to me or provided to me on the basis of satisfactory evidence to be the persons whose names are signed on the preceding document, and acknowledged to me that they signed it voluntarily for its stated purpose.


/s/ M. Jeanne Ball
    --------------
    M. Jeanne Ball
    NOTARY PUBLIC

<Notary public stamp of M. Jeanne Ball appears here>